UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 8, 2009

Eclipsys Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24539	65-0632092
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Ravinia Drive, Atlanta, Georgia		30346
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(404) 847-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c) Change in principal financial officer

Effective July 8, 2009, Eclipsys’ board of directors appointed Chris E. Perkins as Executive Vice President and Chief Financial Officer of Eclipsys Corporation ("Eclipsys" or the "Company").

Mr. Perkins, age 46, served as Executive Vice President and Chief Operating Officer of Per-Se Technologies Inc. ("Per-Se"), a provider of acute care solutions, physician outsourcing services and practice management and claims processing services, from January 2006 until its acquisition by McKesson Corporation in January 2007. While at Per-Se, Mr. Perkins also served as Executive Vice President and Chief Financial Officer (February 2001 to January 2006) and Senior Vice President of Corporate Development (from April 2000 to February 2001). After the sale of Per-Se, Mr. Perkins served from December 2007 to July 2008 as Executive Vice President and Chief Financial Officer of Emageon, Inc., a NASDAQ-traded provider of radiology and cardiology digital imaging and archiving software.

Mr. Perkins’ cash compensation includes a base annual salary of $400,000 and an annual target bonus of $200,000, of which $100,000 is guaranteed for 2009. In addition, Mr. Perkins’ compensation includes (i) 22,222 restricted shares of Eclipsys common stock subject to contractual restrictions on transfer until vested, and vesting 25% on each of June 1, 2010, June 1, 2011, June 1, 2012 and June 1, 2013; and (ii) non-qualified seven-year stock options to purchase up to 133,334 shares of Eclipsys common stock at an exercise price per share equal to the fair market value of Eclipsys common stock on the date of issuance, vesting with respect to 25% of the underlying shares on the first anniversary of the issuance date and with respect to the remaining 75% of the underlying share in 36 equal consecutive monthly installments thereafter. Vesting of the restricted stock and stock options is contingent upon continued employment and is subject to acceleration under certain circumstances.

A copy of Eclipsys’ press release announcing Mr. Perkins’ appointment as Executive Vice President and Chief Financial Officer is attached as Exhibit 99.1 to this current report on Form 8-K.

Mr. Perkins replaces W. David Morgan as the Company’s principal financial officer. Mr. Morgan is the Company’s Vice President Finance and will continue in that capacity; he also served as interim Chief Financial Officer for six months before Mr. Perkins’ appointment.

(e) Principal executive officer and principal financial officer employment agreements

On July 8, 2009, the Company entered into employment agreements with Philip M. Pead, Eclipsys’ President and Chief Executive Officer, and Mr. Perkins. Mr. Pead’s agreement provides for the compensation previously disclosed in a current report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2009, and Mr. Perkins’ agreement provides for the compensation described above. In addition, each of their agreements provides for severance as follows (with "the Executive" referring individually to Mr. Pead or Mr. Perkins):

1. If Eclipsys terminates employment without cause, or if the Executive terminates his employment with good reason (as cause and good reason are defined in each of the employment agreements), he would be entitled to:

a. Continuation of his salary and 100% target bonus in effect on the date of termination for 12 months;

b. Pro-rata portion of the actual bonus, if any (based upon performance results), that the Executive would have earned under the governing bonus plan for the year of termination had the Executive’s employment not terminated;

c. 12 months additional vesting of all restricted stock, stock options and other equity-based awards granted; and

d. Health insurance benefits for 18 months.

2. If a change in control (as defined in each of the employment agreements) of Eclipsys were to occur, and Eclipsys or its successor terminated the Executive’s employment without cause, or the Executive terminated his employment with good reason, within two years following the change in control, or within 180 days before and in anticipation of the change in control, then the Executive would receive the severance benefits described above, except that:

a. Payment of his annual salary and 100% target bonus in effect on the date of termination would be made in lump sum rather than continuation;

b. He would receive a pro-rata portion of the target bonus in effect on the date of termination, without regard to any performance results, rather than a pro-rata portion of the actual bonus earned; and

c. 100% of all restricted stock, stock options and other equity-based awards granted would vest on an accelerated basis, rather than 12 months’ worth.

Mr. Pead’s and Mr. Perkins’ employment agreements are attached as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement between Eclipsys Corporation and Philip M. Pead entered into on July 8, 2009

10.2 Employment Agreement between Eclipsys Corporation and Chris E. Perkins entered into on July 8, 2009

99.1 Press Release dated July 8, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eclipsys Corporation

July 9, 2009	By:	/s/ Robert M. Saman

Name: Robert M. Saman
Title: Assistant General Counsel and Assistant Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Eclipsys Corporation and Philip M. Pead entered into on July 8, 2009
10.2	Employment Agreement between Eclipsys Corporation and Chris E. Perkins entered into on July 8, 2009
99.1	Press Release dated July 8, 2009